Exhibit 99.1
EDAC TECHNOLOGIES REPORTS THIRD QUARTER RESULTS
FARMINGTON, Conn., October 28, 2008 — EDAC Technologies Corporation (NASDAQ: EDAC), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the third quarter of 2008.
Sales for the third quarter of 2008 were $10,547,000 and net income was $255,000 or $0.05 per diluted share, versus sales of $12,525,000 and net income of $864,000 or $0.17 per diluted share for the third quarter of 2007.
For the nine months ended September 27, 2008, sales were $32,577,000 and net income was $1,418,000 or $0.28 per diluted share versus sales of $37,308,000 and net income of $2,465,000 or $0.50 per diluted share for the nine months ended September 29, 2007.
Dominick A. Pagano, President and Chief Executive Officer, said, “Conditions in the aerospace markets and in the economy in general impacted our third quarter greater than we had anticipated. Our aerospace customers continued to make changes to our delivery schedules. The fourth quarter will experience further scheduling changes due to production delays in Boeing’s 787 program, and delivery delays in its 777 program caused by its machinists’ strike. Our Apex Machine Tool product line, while experiencing some softness in its traditional markets over the past quarter, committed certain resources to the process development and production of a large order from a customer in a new energy market that will ship in late 2008 and early 2009. Our commitment to broaden EDAC’s customer base and product line is yielding results. While we maintain our traditional customers, the growth in our sales backlog to a large extent, consists of customers that we did not have at the beginning of the year.”
Pagano added, “We have and will continue to be proactive in minimizing the impact of external forces that are beyond our control, and fully anticipate that the aerospace market will be strong in the long-term. Our strategy is to pursue those long-term opportunities by investing in skilled personnel and state-of-the-art machinery and equipment, and committing to continuous improvement throughout our organization. We will incur costs in the short-term, but in the long-term we believe this will build the financial and operating strength of our company, to the benefit of our shareholders.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines, (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as changes in customer delivery schedules, general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the nine months ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007
Sales	$10,547,124	$12,525,403	$32,577,388	$37,308,102
Cost of sales	9,161,877	10,012,338	27,276,156	30,001,252

Gross profit	1,385,247	2,513,065	5,301,232	7,306,850
Selling, general and administrative expenses	842,868	980,308	2,676,232	2,877,958

Income from operations	542,379	1,532,757	2,625,000	4,428,892
Non-operating income (expense):
Interest expense	(158,885)	(179,324)	(478,510)	(543,813)
Other income	8,425	18,897	62,354	29,212

Income before income taxes	391,919	1,372,330	2,208,844	3,914,291
Provision for income taxes	137,000	508,000	791,000	1,449,000

Net income	$254,919	$864,330	$1,417,844	$2,465,291

Income per common share data:
Basic income per share	$0.05	$0.19	$0.30	$0.54

Diluted income per share	$0.05	$0.17	$0.28	$0.50

Weighted average shares outstanding:
Basic	4,746,137	4,605,603	4,693,020	4,571,936
Diluted	5,139,922	4,953,970	5,152,739	4,909,430

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	September 27,	December 29,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash	$2,011,935	$3,286,203
Accounts receivable, net	8,035,291	7,638,573
Inventories, net	9,648,975	6,598,111
Prepaid expenses and other current assets	143,905	51,339
Refundable income taxes	—	284,577
Deferred income taxes	880,124	933,124

Total current assets	20,720,230	18,791,927

PROPERTY, PLANT AND EQUIPMENT	35,192,245	34,869,219
Less: accumulated depreciation	23,665,109	22,390,417

	11,527,136	12,478,802

OTHER ASSETS, net	1,224,174	492,051

TOTAL ASSETS	$33,471,540	$31,762,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Equipment line of credit	$1,365,590	$—
Current portion of long-term debt	2,350,876	2,285,704
Trade accounts payable	4,342,755	4,021,827
Employee compensation and amounts withheld	1,484,161	1,800,390
Accrued expenses	226,508	395,950
Customer advances	891,827	424,439

Total current liabilities	10,661,717	8,928,310

LONG-TERM DEBT, less current portion	5,434,412	7,204,769

DEFERRED INCOME TAXES	448,660	448,660

SHAREHOLDERS’ EQUITY:
Common stock	12,063	11,591
Additional paid-in capital	10,573,271	10,245,877
Retained earnings	7,438,086	6,020,242
Accumulated other comprehensive loss	(1,096,669)	(1,096,669)

Total shareholders’ equity	16,926,751	15,181,041

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,471,540	$31,762,780

     Contact: Glenn L. Purple, Vice President-Finance 860-677-2603